

                                         EXHIBIT (11)
                                    SUNSTATES CORPORATION
                                  STATEMENT RE COMPUTATIONS
                                    OF PER SHARE EARNINGS
                                         (a) Primary
                                         (Unaudited)

                                                                      For the Three Months Ended
                                                                                March 31,
                                                                         1995             1994

Shares used in calculations:
  Weighted average common shares outstanding                           790,314         1,003,495
  Weighted average Class B Shares at 24.375 to 1 and 21.125
    to 1 conversion rate in 1995 and 1994, respectively              1,706,242         1,739,278
  Shares issuable upon conversion of warrants and options                *                 *
                                                                     ---------         ---------
  Adjusted weighted average shares outstanding                       2,496,556         2,742,773
                                                                     =========         =========

Net income (loss)                                                 $ (5,923,645)       (2,547,160)
Preferred Stock dividends                                             (277,882)         (311,126)
                                                                      ---------         ---------
Adjusted  net income (loss)                                       $ (6,201,527)       (2,858,286)
                                                                      =========         =========

Primary net income (loss) per share and common share equivalent
  (adjusted net income divided by adjusted weighted average common
  and equivalent shares outstanding)                                    $ (2.48)            (1.04)
                                                                           ====              ====


*Anti-dilutive in 1994. All warrants and options outstanding expired prior to January 1, 1995.

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

                                         EXHIBIT (11)
                                    SUNSTATES CORPORATION
                                  STATEMENT RE COMPUTATIONS
                                    OF PER SHARE EARNINGS
                                      (b) Fully diluted
                                         (Unaudited)

                                                                                      For the Three
                                                                                       Months Ended
                                                                                        March 31,
                                                                                           1994

Shares used in calculations:
  Weighted average common shares outstanding                                             1,003,495
  Weighted average Class B Shares at 24.375 to 1 conversion rate**                       1,739,276
  Shares issuable upon conversion of warrants and options                                    *
                                                                                         ---------
  Adjusted weighted average shares outstanding                                           2,742,773
                                                                                         =========

Net income (loss)                                                                      $(2,547,160)
Preferred Stock dividends                                                                 (311,126)
                                                                                        ----------
Adjusted net income (loss)                                                             $(2,858,286)
                                                                                         =========

Primary net income (loss) per share and common share equivalent
  (adjusted net income divided by adjusted weighted average
  common and equivalent shares outstanding)                                                 $(1.04)
                                                                                              ====


*Anti-dilutive

** 21.125 to 1 in 1994 due to anti-dilutive effect in that year.

Note - Beginning January 1, 1995, the Company no longer has any outstanding options or warrants and the Class B Stock has reached its maximum conversion ratio of 24.375 to 1. Accordingly, the Company no longer has a capital structure which could result an any additional dilution of the Common and Class B shareholders.

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